Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-190614, 333-196840, 333-205642, 333-213065, 333-219874, 333-226821, 333-233211, and 333-233209) and Form S-3 (No. 333-220326) of Precigen, Inc. (formerly known as Intrexon Corporation) of our report dated March 1, 2019, except for the effects of discontinued operations discussed in Note 3 and the change in composition of reportable segments discussed in Note 20, as to which the date is March 2, 2020, relating to the consolidated financial statements which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 2, 2020